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Exhibit 23.1

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
MAI Systems Corporation
Lake Forest, California

The audit referred to in our report dated April 14, 2003 relating to the consolidated financial statements of MAI Systems Corporation, as of and for the year ended December 31, 2002, which is incorporated in Item 15 of the Form 10-K by reference to the annual report to stockholders for the year ended December 31, 2002 included the audit of the financial statement schedule listed as
Exhibit 23.4. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this 2002 financial statement schedule based upon our audit.

In our opinion such financial statement schedule presents fairly, in all material respects, the information set forth therein.

                           /s/ BDO Seidman, LLP



Costa Mesa, California
April 14, 2003

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